UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 494-0400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 1, 2016, ARIAD Pharmaceuticals, Inc. (“ARIAD”) completed the previously announced sale of its European operations to Incyte Corporation (“Incyte”) and entered into the previously announced license agreement granting Incyte exclusive rights to develop and commercialize Iclusig® (ponatinib) in Europe and other select countries. At closing, ARIAD received from Incyte a payment of approximately $140 million, which is subject to customary post-closing adjustments (the “Purchase Price”).

In the transaction, ARIAD sold all of the outstanding shares of ARIAD Pharmaceuticals (Luxembourg) S.a r.l., the parent company of ARIAD’s European subsidiaries responsible for the commercialization of Iclusig in Europe, including ARIAD Pharmaceuticals (Europe) S.a r.l. (“ARIAD Europe”), to Incyte’s wholly-owned subsidiary, Incyte Europe S.a r.l. (“Incyte Europe”), pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”), entered into on May 9, 2016, among ARIAD, ARIAD’s wholly-owned subsidiary ARIAD Pharmaceuticals (Cayman) L.P., Incyte (as guarantor) and Incyte Europe. The Share Purchase Agreement includes a standstill provision that precludes Incyte from acquiring more than a specified percentage of shares of ARIAD’s common stock or from taking certain other actions intended to acquire or influence control of ARIAD without the consent of ARIAD’s board of directors for a specified period following the date of the agreement, subject to certain customary exceptions.

In connection with the closing under the Share Purchase Agreement, on June 1, 2016, ARIAD, ARIAD Europe and Incyte (as guarantor) entered into the previously agreed upon Amended and Restated Buy-in License Agreement (the “License Agreement”). ARIAD Europe and Incyte Europe are collectively referred to in the remainder of this Item 1.01 as “Incyte Europe.” Under the terms of the License Agreement, Incyte Europe was granted an exclusive license to develop and commercialize Iclusig® (ponatinib) in the European Union and 22 other countries, including Switzerland, Norway, Turkey, Israel and Russia (the “Territory”). ARIAD will be eligible to receive from Incyte Europe tiered royalties of between 32% and 50% on net sales of Iclusig in the Territory. The royalties will be subject to adjustment for certain events including events related to the expiration of statutory or regulatory exclusivity periods for the commercialization of Iclusig in the Territory. In addition, ARIAD will be eligible to receive up to $135 million in potential development and regulatory milestones for Iclusig in new oncology indications in the Territory, together with additional milestones for non-oncology indications, if approved, in the Territory (the “Milestones”). Incyte Europe has agreed to contribute up to $7 million in each of 2016 and 2017 to fund ARIAD’s OPTIC and OPTIC-2L clinical trials (the “Development Costs”).

The terms of the License Agreement also include an option (the “Option”) for a potential future acquirer of ARIAD to purchase the European development and commercialization rights to Iclusig from Incyte Europe, subject to certain conditions. Upon exercise of the Option, ARIAD’s acquirer would be required to make a payment to Incyte Europe equivalent to the Purchase Price and any Milestones or Development Costs payments made by Incyte Europe to ARIAD and an additional payment based upon the last 12 months of Iclusig sales booked by Incyte Europe in the Territory. Incyte Europe also would be eligible to receive royalties of between 20% to 25% of net sales of Iclusig in the Territory by an acquirer of ARIAD following the effective date of the purchase of the European development and commercialization rights to Iclusig. The Option cannot be exercised before two years nor after the sixth year from the date of the License Agreement. Following exercise of the Option, there is a further transition period of up to one year before the provision can be made effective.

ARIAD and Incyte will establish a joint steering committee and joint commercialization committee to oversee product development and commercialization of Iclusig in the Territory, including oversight of any development or commercialization plan. Decisions by the joint committees must generally be resolved by consensus, with the exception of specified matters for which either ARIAD or Incyte has ultimate decision making authority.

Unless terminated earlier in accordance with its provisions, the License Agreement will continue in effect on a country-by-country basis until the latest to occur of (1) the expiration date of the composition patent in the relevant country, (2) the expiration of any regulatory marketing exclusivity period or other statutory designation that provides similar exclusivity for the commercialization of Iclusig in such country and (3) the seventh anniversary of the first commercial sale of Iclusig in such country; and thereafter, in the absence of generic competition, for a specified period of time in which Incyte Europe will be obligated to pay royalties at a reduced rate. The License Agreement may be terminated in its entirety by Incyte Europe for convenience on twelve months notice after the third anniversary of the date of the License Agreement. The License Agreement may also be terminated by either party under certain other circumstances, including material breach, force majeure and bankruptcy or insolvency of the other party.

The foregoing descriptions of the Share Purchase Agreement and the License Agreement do not purport to be complete and are qualified in their entirety by reference to the full agreements, which ARIAD intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Except for their status as contractual documents between the parties, the Share Purchase Agreement and License Agreement are not intended to provide factual information about the respective parties. The representations and warranties contained in each of these agreements were made only for purposes of each such agreement and as of the dates specified therein, were solely for the benefit of the respective parties to such agreements, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.

Item 8.01.	Other Events.

On June 2, 2016, ARIAD issued a press release announcing the completion of the previously announced sale of its European operations to Incyte and the effectiveness of the License Agreement described under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is being filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press Release, dated June 2, 2016, issued by ARIAD Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

/s/ Manmeet S. Soni
Manmeet S. Soni
Executive Vice President,
Chief Financial Officer and Treasurer

Date: June 2, 2016

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated June 2, 2016, issued by ARIAD Pharmaceuticals, Inc.